SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549


                             FORM 8-K

         Current Report Pursuant to Section 13 or 15(d) of
                The Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported): June 25, 2001

                  21st Century Technologies, Inc.
      (Exact name of registrant as specified in its charter)


         Nevada              000-29209               48-1110566
(State or other       (Commission File Number)    (I.R.S. Employer
 jurisdiction                                     Identification No.)
of incorporation)



               5050 East Belknap, Haltom City, Texas
             (Address of principal executive offices)

                               76117
                            (Zip Code)

Registrant's telephone number, including area code (817) 838-8011

Item 5.  Other Events.

      21st Century Technologies, Inc. (the "Company") and its wholly owned subsidiary Trident Technologies, Inc. ("Trident") has settled the litigation filed on April 27, 2001 against former Trident Directors Douglas N. Spring and Buren Palmer II. The litigation has been pending in the United States District Court for the Northern District of Texas, Fort Worth Division in cause number 4:01-CV-0338-Y. Settlement papers were signed by the parties on June 25, 2001.

The litigation arose out of Spring and Palmer's employment as corporate officers and/o directors of Trident and the Company, and the ownership of Trident's magnetic patch technology upon which the Sea Patch and Pro Mag are based.

The lawsuit sought a temporary restraining order, and thereafter preliminary and permanent injunctions against Defendants Spring and Palmer prohibiting them from transferring or using the Plaintiffs' proprietary information, including the magnetic patch technology, and further requiring the Defendants to transfer all intellectual property rights relating to the Sea Patch and Pro Mag technology to Trident, and returning any other property of the Plaintiffs that is in the possession of the Defendants to the Plaintiffs.

The complaint filed by Trident and the Company alleged that Defendants Spring and Palmer entered into a written contract with the Company to develop and market the magnetic patch technology, and that while acting as employees and corporate officers of Trident (and in the case of Defendant Spring, acting as a member of the Company's board of directors) the Defendants refined the Sea Patch and Pro Mag technology.

The complaint further alleged that the Defendants refused to assign certain intellectual property rights related to the Sea Patch and Pro Mag technology after being repeatedly requested to do so and instead, while still employed as officers of Trident and while Spring was still a director of the company, attempted to sell the technology and patent rights to third parties without the company's knowledge or consent.

As part of the settlement of the litigation, Spring and Palmer will assign all of their interests in the Sea Patch and Pro Mag, and all related patent applications and technology, to Trident. The Company will make payments totaling two hundred twenty thousand dollars to Spring and Palmer, who will assign to 21st Century the one million three hundred thousand shares of common stock that they presently hold in the Company. The litigants also agreed to release any claims that they might have against each other.

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               21ST CENTURY TECHNOLOGIES, INC.
                                         (Registrant)


Date: 7/13/01                   /s/ Kenneth E. Wilson
                                By: Kenneth E. Wilson, President